EXHIBIT 23

                        INDEPENDENT AUDITORS' CONSENT





The Board of Directors and Stockholders
Downey Financial Corp.:

We consent to the incorporation by reference in the registration statements (No. 333-30483) on Form S-8 and (No. 333-50416) on Form S-3 of Downey Financial Corp. of our report dated January 16, 2003, with respect to the consolidated balance sheets of Downey Financial Corp. as of December 31, 2002 and 2001, and the related consolidated statements of income, comprehensive income, stockholders' equity and cash flows, for each of the years in the three-year period ended December 31, 2002, which report appears in the December 31, 2002 annual report on Form 10-K of Downey Financial Corp.


                                /s/ KPMG LLP


Los Angeles, California
March 6, 2003